Agreement of Cooperation
           Purchase/Supply of "Vortex" Boats and Mutual Understanding

     The U.S. Medina Holdings Inc. (MIH) and Changfeng Enterprise Co. of Dalian, China, in reference of the production, purchase/ supply of the "Vortex" motor boats, on August 12-13,2005 have held bilateral and mutually beneficial meetings. We the undersigned, have reached the following business agreement of a five year period (counting from the first delivery of new boats) and some necessary mutual understandings on long-term cooperation. The articles of this agreement are as following:

1. The purchase/supply of existing inventory: The three yellow boats are to be sold to MIH at USD3,000 ea. plus USD300 ea. for the cradle. The three white boats are to be properly repainted to red by Changfeng and MIH will, if the repainting meets their approval, will pay for these repainted boats on the same USD3,000 ea. plus USD300 ea. cost.

2. Price of new boats: For the five year period (counting from the receiving of the first batch new boats), the purchase price is set at USD4,950 and this price includes the cost of cradle for shipping.

     After the six-month period, of this five year period, MIH will pay US $4,450 cash and $500 in MIH stock certificate for each new "Vortex" boat. Starting from the seventh month, MIH will start paying the entire cost of the "Vortex" boat in cash at USD 4,950 each.

3. After the year period, both sides must enter into a new format of cooperation. On market in China. The format of this cooperation (whether Changfeng be a subsidiary, joint-venture partner, etc) will be decided at that time.

4. The design and technology involved in the "Vortex" motor boat are intellectual properties of MIH and can not be used or imitated partially, wholly, or otherwise by any party. However, when situation calls for any release or authorization to Changfeng or its later transformed commercial entity. MIH would take into consideration of the survival and/or well-being of its partner on this agreement.

5. Any other necessary issue not covered by this agreement will be discussed and resolved mutually.


         /s/ Daniel Medina        US Side
                                 Medina International Holdings, Inc.
                                 Authorized Representative: